FOR:  Whitman Education Group, Inc.

                                      CONTACT:  Company:
                                                Fernando L. Fernandez
                                                Chief Financial Officer
                                                Whitman Education Group, Inc.
                                                (305) 575-6510

                                      CONTACT:  Investor Relations:
                                                Michael Polyviou/Kirin Smith
                                                Press: Evan Goetz
                                                FD Morgen-Walke
                                                (212) 850-5600



               WHITMAN EDUCATION GROUP RECEIVES EARLY TERMINATION
          OF HART SCOTT RODINO WAITING PERIOD AND DISCLOSES LITIGATION

                     Shareholder Vote Scheduled for July 1st

     Miami, FL, June 6, 2003 - Whitman Education Group, Inc. (AMEX: WIX) announced today that the Federal Trade Commission has granted early termination of the Hart-Scott-Rodino waiting period regarding the proposed acquisition of Whitman by Career Education Corporation (Nasdaq: CECO). The Special Meeting of Whitman's shareholders to consider and vote on the approval of the proposed merger is scheduled for July 1, 2003.

     Whitman also announced that it has learned it has been named a defendant in a lawsuit styled United States ex rel. Shauntee A. Payne v. Whitman Education Group, Inc. et. al. This action is a qui tam proceeding that was filed under seal by a former employee on December 3, 2002 in the United States District Court for the Southern District of Texas on behalf of herself and the federal government. However, according to court documents, the federal government has notified the court that it has declined to intervene in the action. The lawsuit alleges, among other things, violations of the False Claims Act by Whitman, its directors and officers and its independent auditor in connection with how Whitman compensated its admissions representatives. The action seeks treble the amount of unspecified damages sustained by the federal government, a civil penalty for each violation of the False Claims Act, attorney's fees, costs and interest. Whitman has advised Career Education of the action, and Career Education is evaluating the litigation.

     A qui tam action is brought by a private individual who alleges a misuse of federal funds. If the proceeding is successful the plaintiff receives a portion of any recovery obtained by the government. Under the law, the Department of Justice must determine whether the merits of the case justify its intervention and assumption of control of the proceeding. The law requires the initial phases of a qui tam proceeding to be kept secret. Typically, the seal is lifted when the federal government declines intervention.

     Commenting on the lawsuit, Richard C. Pfenniger, Jr., Whitman's Chief Executive Officer said, "We strongly believe the lawsuit is entirely without merit and the Company intends to vigorously defend itself against the claims. Unfortunately, litigation of this type is an unpleasant reality in today's litigious climate. However, we are pleased that the federal government has elected not to intervene."


     About Whitman Education Group, Inc.
     Whitman Education Group, Inc. is a proprietary provider of career-oriented postsecondary education. Through three wholly-owned subsidiaries, Whitman currently operates 22 schools in 13 states offering a range of graduate, undergraduate and non-degree certificate and diploma programs primarily in the fields of healthcare, information technology and business, to approximately 10,000 students.

     Except for the historical and present factual information contained herein, the matters set forth in this release, including statements concerning the proposed merger, the pending qui tam action, and any other effect, result or aspect of the proposed transaction or the qui tam action and any other statements identified by words such as "believes," "intends," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on information currently available to us and involve risks and uncertainties that could cause our actual results, performance and business prospects and opportunities to differ materially from those expressed in, or implied by these statements. These risks and uncertainties include, but are not limited to, costs, delays, and any other difficulties related to the merger, failure of the parties to satisfy closing conditions, risks and effects of legal and administrative proceedings and governmental regulations, the risk that the federal government may later elect to intervene in the qui tam action or commence other actions, the risk that the qui tam action may be adversely determined, and could result in a demand for repayment of federal student financial aid funds, trebled under the False Claims Act, and penalties, and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.